EXHIBIT 99.4

PC MALL, INC.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements have been derived from the historical consolidated financial statements of PC Mall, Inc. (“PC Mall”) and SARCOM, Inc. (“SARCOM”) to give effect to PC Mall’s acquisition of SARCOM. On September 17, 2007, PC Mall completed the acquisition of SARCOM and paid an initial total purchase price of approximately $55.7 million, including transaction costs, which was subject to post-closing debt and net asset value adjustment. The initial purchase price consisted of $47.5 million in cash and 633,981 shares of PC Mall stock. On November 6, 2007, we and the sellers agreed on a final net asset value adjustment, resulting in a decrease in the purchase price by approximately $2.1 million, which was repaid to us at the sellers’ option in shares of our common stock issued to them as part of the transaction. As a result, the sellers tendered back to us a total of 122,478 shares of our common stock, which has been recorded as a reduction of the purchase price as of June 30, 2007 in our unaudited pro forma combined financial statements presented herein.

The unaudited pro forma combined balance sheet as of June 30, 2007 reflects adjustments as if the acquisition had occurred on June 30, 2007, and reflects the preliminary allocation of the purchase price to the SARCOM assets acquired and liabilities assumed based upon their respective estimated fair values. The unaudited pro forma combined statements of operations for the year ended December 31, 2006 and for the six months ended June 30, 2007 reflect adjustments as if the acquisition had taken place on January 1, 2006. The pro forma adjustments described in the accompanying notes are based on various assumptions that PC Mall’s management believes are reasonable in the circumstances, and the unaudited pro forma combined financial statements have been prepared based on preliminary estimates of fair values which are subject to change. Therefore, the actual amounts recorded as of the completion of the allocation of the purchase price may differ materially from the information presented in these unaudited pro forma combined financial statements. The unaudited pro forma combined financial information is presented for informational purposes only. The pro forma data is not necessarily indicative of what PC Mall’s financial position or results of operations actually would have been had PC Mall completed the acquisition as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of PC Mall included in its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 12, 2007, as amended on April 30, 2007, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 filed with the SEC on May 15, 2007, August 14, 2007 and November 14, 2007, and its Current Reports on Form 8-K filed with the SEC from the end of our prior fiscal year through the date of this report.

PC MALL, INC.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2007

(Dollars in Thousands)

	Historical	Historical	Pro Forma		Pro Forma
	PC Mall	SARCOM	Adjustments		PC Mall
Assets
Current assets:
Cash and cash equivalents	$4,812	$227			$5,039
Accounts receivable, net	119,613	40,359			159,972
Inventories, net	50,601	3,818			54,419
Prepaid expenses and other current assets	11,238	852			12,090
Deferred income taxes	4,577				4,577
Total current assets	190,841	45,256			236,097
Property and equipment, net	7,193	2,545			9,738
Deferred income taxes	3,013				3,013
Goodwill	3,914		$24,514	(a)	28,428
Intangible assets, net	669		5,000	(b)	5,669
Other assets	729	418			1,147
Total assets	$206,359	$48,219	$29,514		$284,092

Liabilities, Redeemable Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$93,516	$16,396			$109,912
Accrued expenses and other current liabilities	22,351	5,271			27,622
Deferred revenue	10,565	1,506			12,071
Line of credit	8,329		$46,995	(c)	55,324
Note payable – current	600		175	(c)	775
Total current liabilities	135,361	23,173	47,170		205,704
Note payable	3,600	30,046	(28,996)	(c)	4,650
Other long term liabilities		152			152
Total liabilities	138,961	53,371	18,174		210,506
Redeemable common stock			6,051	(d)	6,051
Mandatorily redeemable preferred stock		57,703	(57,703)	(e)	-
Stockholders’ equity:
Common stock	13	56	(56)	(e)	13
Additional paid-in capital	88,429	57,537	(57,400)	(f)	88,566
Treasury stock, at cost	(1,015)				(1,015)
Accumulated other comprehensive income	984				984
Accumulated deficit	(21,013)	(120,448)	120,448	(g)	(21,013)
Total stockholders’ equity	67,398	(62,855)	62,992		67,535
Total liabilities, redeemable stock and stockholders’ equity	$206,359	$48,219	$29,514		$284,092

The accompanying notes are an integral part of the unaudited pro forma combined financial statements. References in the table above are to the corresponding letter in Note 2: Pro Forma Adjustments.

PC MALL, INC.

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2007

(In Thousands, Except Per Share Amounts)

	Historical	Historical	Pro Forma		Pro Forma
	PC Mall	SARCOM	Adjustments		PC Mall

Net sales	$519,738	$135,918			$655,656
Cost of goods sold	453,994	115,495			569,489
Gross profit	65,744	20,423			86,167
Selling, general and administrative expenses	55,902	17,116	$ 625	(h)	73,643
Operating profit	9,842	3,307	(625)		12,524
Interest expense, net	1,730	1,631	298	(i)	3,659
Income before income taxes	8,112	1,676	(923)		8,865
Income tax expense	3,245	-	301	(j)	3,546
Yield on mandatorily redeemable stock	-	(2,244)	2,244	(k)	-
Net income (loss)	$4,867	$(568)	$1,020		$5,319
Basic and Diluted Income Per Common Share
Basic	$0.39				$0.41
Diluted	0.36				0.38
Weighted average number of common shares outstanding:
Basic	12,407		512		12,919
Diluted	13,543		512		14,055

The accompanying notes are an integral part of the unaudited pro forma combined financial statements. References in the table above are to the corresponding letter in Note 2: Pro Forma Adjustments.

PC MALL, INC.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2006

(In Thousands, Except Per Share Amounts)

	Historical	Historical	Pro Forma		Pro Forma
	PC Mall	SARCOM	Adjustments		PC Mall

Net sales	$1,005,820	$236,876			$1,242,696
Cost of goods sold	881,902	200,876			1,082,778
Gross profit	123,918	36,000			159,918
Selling, general and administrative expenses	113,500	30,918	$1,250	(h)	145,668
Operating profit	10,418	5,082	(1,250)		14,250
Interest expense, net	3,940	3,382	476	(i)	7,798
Income before income taxes	6,478	1,700	(1,726)		6,452
Income tax expense	2,522	-	(10)	(j)	2,512
Yield on mandatorily redeemable stock	-	(4,263)	4,263	(k)	-
Net income (loss)	$3,956	$(2,563)	$2,547		$3,940
Basic and Diluted Income Per Common Share
Basic	$0.33				$0.31
Diluted	0.31				0.29
Weighted average number of common shares outstanding:
Basic	12,052		512		12,564
Diluted	12,908		512		13,420

The accompanying notes are an integral part of the unaudited pro forma combined financial statements. References in the table above are to the corresponding letter in Note 2: Pro Forma Adjustments.

PC MALL, INC.

Notes to Unaudited Pro Forma Combined Financial Statements

1.     Basis of Presentation and Acquisition of SARCOM

On September 17, 2007, we completed the acquisition of SARCOM, a provider of advanced technology solutions, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 17, 2007 for an initial total purchase price of approximately $55.7 million, including transaction costs. The total purchase price was subject to a post-closing debt and net asset value adjustment (see below for a discussion of the final net asset value adjustment on November 6, 2007). The aggregate purchase price paid at closing included a total of $48.2 million in cash and approximately $7.5 million in shares of our common stock, the number of shares being based on the average closing price of our stock on the Nasdaq Global Market for the 20 consecutive trading days immediately preceding the acquisition closing date. Under that formula, at closing, we issued an aggregate of 633,981 shares of our common stock to the sellers as payment of the stock component of the purchase price. We financed the cash component of the purchase price through borrowings under our existing credit facility.

On November 6, 2007, we and the sellers agreed on a final net asset value adjustment, resulting in a decrease in the purchase price by approximately $2.1 million, which was to be repaid, at the sellers’ option, in either cash or shares of our common stock based on a per share price determined by the average closing price for the 20 consecutive trading days ending on the date of final determination of the net asset value adjustment. As a result, in settlement of the $2.1 million net asset value adjustment, the sellers tendered back to us a total of 122,478 shares of our common stock previously issued to them. For purposes of the pro forma combined financial statements presented herein, we have recorded the net asset value settlement as a reduction of the purchase price as of June 30, 2007.

In determining the purchase price for accounting purposes, we measured the fair value of the shares issued in accordance with EITF No. 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.” We used an average closing price of our common stock over the four days prior to the close of the SARCOM acquisition, resulting in a total fair value of approximately $6.2 million for the 511,503 shares of common stock ultimately issued and an adjusted total purchase price of $54.4 million.

Pursuant to a registration rights agreement entered into with each of the recipients of the shares of our common stock issued in the SARCOM acquisition, if we were unable to file, within 30 days following the close of the SARCOM transaction, a registration statement with the SEC covering the sale of the shares held by each of such recipients, the recipients of such shares would then have the right to require us to repurchase all, or any portion, of the shares held by the recipients at the same formula price at which the original number of shares was determined. As such, we have treated the shares issued as redeemable common stock and classified the redemption amount of $6.1 million outside of the stockholders’ equity section on our Unaudited Pro Form Combined Balance Sheet as of June 30, 2007. In addition, the excess of accounting value over the redemption amount of the shares of approximately $136,000 was included in additional paid-in capital.

The unaudited pro forma combined balance sheet as of June 30, 2007 reflects adjustments as if the acquisition had occurred on June 30, 2007, and reflects the preliminary allocation of the purchase price to the SARCOM assets acquired and liabilities assumed based upon their respective estimated fair values. The unaudited pro forma combined statements of operations for the year ended December 31, 2006 and for the six months ended June 30, 2007 reflect adjustments as if the acquisition had taken place on January 1, 2006. The pro forma adjustments described in the accompanying notes are based on various assumptions and estimates that PC Mall’s management believes are reasonable under the circumstances. The unaudited combined financial statements do not purport to present the financial position or results of operations of PC Mall had the transaction and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of PC Mall included in its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 12, 2007, as amended on April 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, June 30, 2007 and September 30, 2007 filed with the SEC on May 15, 2007, August 14, 2007 and November 14, 2007, respectively, and our Current Reports on Form 8-K filed with the SEC from the end of our prior fiscal year through the date of this report.

2. Pro Forma Adjustments

The following adjustments give pro forma effect to the SARCOM transaction described above:

a. Adjustment to record goodwill related to excess of fair value of assets acquired and liabilities assumed resulting from a preliminary purchase price allocation as follows (in thousands):

Total purchase price, adjusted	$54,408

Cash	$227
Accounts receivable	36,874
Inventory	3,818
Other accounts receivable	3,485
Property and equipment, net	2,545
Other assets	1,270
Intangible assets:
Customer relationships	$4,310
Trade names	400
Software licenses	250
Non-compete agreements	40
Total intangible assets	5,000
Total assets acquired	$53,219

Accounts payable	$(16,396)
Accrued expenses and other liabilities	(5,423)
Deferred revenue	(1,506)
Total liabilities assumed	$(23,325)

Total allocated to goodwill	$24,514

b. Adjustment to record total fair value of $5.0 million relating to acquired intangible assets based on a preliminary purchase price allocation. See note a. above for detail.

c. Represents an adjustment to record $48.2 million of PC Mall’s debt to finance the SARCOM acquisition under PC Mall’s existing facility and term note, and the pay-off of SARCOM’s historical outstanding debt of $30.0 million at close of the transaction.

d. Represents the redemption value of the 511,503 net shares of PC Mall common stock issued in the SARCOM transaction. The redemption value of these 511,503 net shares has been classified as redeemable common stock and classified outside of the stockholders’ equity section of our consolidated balance sheet due to a put right held by the holders of such shares pursuant to a registration rights agreement entered into by us and the shareholders at close of the transaction. The holders of such shares had the right to require us to repurchase all, or any portion, of the shares held by them if we were unable to file a registration statement with the SEC within 30 days of the close of the SARCOM transaction.

e. Adjustment to record the cash pay-out to the preferred shareholders to settle SARCOM’s mandatorily redeemable preferred stock and to settle the outstanding common stock of SARCOM at close of the transaction.

f. Includes $137,000 which represents the excess of accounting value over the redemption amount of the 511,503 net shares issued in the SARCOM transaction in accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” recorded as additional paid-in capital, and the elimination of SARCOM’s historical addition paid-in capital of $57.5 million.

g. Adjustment to SARCOM’s historical stockholders’ equity to eliminate $120.4 million of SARCOM’s accumulated deficit.

h. Adjustment to record amortization expense related to the $5.0 million of intangibles acquired in the SARCOM transaction, which was based on a preliminary allocation of the purchase price, using an estimated useful life of four years.

i. Adjustment to eliminate SARCOM’s historical interest expense of $1.6 million and $3.4 million for the six months ended June 30, 2007 and year ended December 31, 2006, respectively, and to record interest expense of $1.9 million and

$3.9 million for the six months ended June 30, 2007 and for the year ended December 31, 2006 on PC Mall’s debt which financed the acquisition of SARCOM at PC Mall’s effective annual interest rate of 8.0% at the close of the acquisition.

j. Adjustment to record income tax expense on the pro forma adjustments at PC Mall’s applicable effective income tax rate for each of the periods.

k. Adjustment to record elimination of yield on mandatorily redeemable preferred stock which was cancelled at close of the SARCOM transaction.

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